Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Textura Corporation of our report dated January 9, 2013 relating to the consolidated financial statements of Submittal Exchange, LLC, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
September 16, 2013